NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION

NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the entire class of each of the following securities from listing and registration on the Exchange at the opening of business on October 2, 2009:


TIERS Principal-Protected Minimum Return Asset Backed Certificates Trust Series Nasdaq 2003-12; TIERS Principal-Protected Minimum Return Trust Certificates, Series Nasdaq 2003-12, due January 5, 2009
(Symbol SFH; suspended January 30, 2009)

TIERS Principal-Protected Minimum Return Asset Backed Certificates Trust Series Nasdaq 2003-13; TIERS Principal-Protected Minimum Return Trust Certificates, Series Nasdaq 2003-13, due January 30, 2009
(symbol NAS; suspended April 29, 2009)

TIERS Principal-Protected Minimum Return Asset Backed Certificates Trust Series S&P 2003-23; TIERS Principal-Protected Minimum Return Trust Certificates, Series S&P 2003-23, due January 6, 2009
(Symbol SPO; suspended January 5, 2009)

TIERS Principal-Protected Minimum Return Asset Backed Certificates Trust Series S&P 2003-33; TIERS Principal-Protected Minimum Return Trust Certificates, Series S&P 2003-33, due January 7, 2009
(symbol SYP; suspended January 6, 2009)

TIERS Principal-Protected Minimum Return Asset Backed Certificates Trust Series Russell 2004-1 TIERS Principal-Protected Minimum Return Trust Certificates, Series Russell 2004-1, due April 29, 2009
(symbol RUD; suspended January 7, 2009)


This action is being taken pursuant to the provisions of Rule 12d2-2(a)(2), as each security has been paid at maturity.

Accordingly, each security was suspended from trading prior to the opening of business on the dates noted above.